NEWS RELEASE
For more information:
Janet L. Ford, VP of Public Relations
414-278-1890
janet.ford@associatedbank.com

Associated to Participate in the Treasury Department’s
Capital Purchase Program

GREEN BAY, Wis. – November 6, 2008 – Associated Banc-Corp (NASDAQ: ASBC) announced today that it has received preliminary approval for the sale of $530 million of preferred stock and related common warrants under the Treasury Department’s recently announced Capital Purchase Program. This approval is subject to certain conditions and the execution of definitive agreements.

“The Treasury’s action is an indication of the soundness of our bank and our capital plan,” said Associated Banc-Corp Chairman and CEO Paul Beideman. “Our participation in the Capital Purchase Program will further strengthen the company’s balance sheet by increasing capital levels that already meet the government’s definition of well capitalized. In fact, the additional capital will further strengthen the company’s Tier 1 capital ratio to 12.25% from 9.22% at September 30, 2008 and increase the total capital ratio to 14.11%, compared to 11.08% at September 30, 2008.”

Under the Capital Purchase Program, which is part of the Emergency Economic Stabilization Act, the Treasury Department has agreed to buy preferred stock and related common warrants in qualifying U.S. controlled banks, savings associations, and certain bank and savings and loan holding companies engaged only in financial activities.

“I am proud of our Associated colleagues who are helping us manage through these challenging times,” said Lisa Binder, President and Chief Operating Officer. “Our company’s strong capital position has allowed us to continue to support our customers’ borrowing needs. We will utilize the additional capital from the Capital Purchase Program to continue our disciplined growth.”

Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $22 billion. Associated has approximately 300 banking offices serving 180 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.

Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company’s Annual Report filed on Form 10-K.